Exhibit 99

GORMAN-RUPP REPORTS 2009 THIRD QUARTER EARNINGS

Mansfield, Ohio – October 22, 2009 – The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the third quarter and nine months ended September 30, 2009.

Net sales were $64,096,000 for the third quarter ended September 30, 2009, 23.9% lower than the record $84,188,000 during the same period in 2008. Net income during the quarter was $5,177,000, a decrease of 29.9% compared to $7,385,000 in the third quarter 2008. Earnings per share were $0.31 and $0.44 for the comparable periods.

Net sales for the nine months ended September 30, 2009 were $204,039,000, down 18.3% from net sales of $249,653,000 during the same period in 2008. Net income in the first nine months of 2009 was $14,550,000, a decrease of 35.1% compared to $22,432,000 in the first nine months of 2008. Earnings per share were $0.87 and $1.34 for the comparable periods.

The global economic downturn continues to have a negative impact on the Company’s business, particularly compared to its record results in the first nine months of last year. The decline in sales for the quarter was across most of the markets the Company serves, with the largest declines in the construction, rental, fire protection and power generation markets.

The decline in earnings for the quarter principally reflects decreased operating leverage on the lower volume of operations, and increased pension expense of $0.02 per share. This increased expense was offset by a decrease in LIFO expense of $0.09 per share, of which $0.04 per share was due to the partial liquidation of LIFO quantities during the third quarter 2009 as a result of lower sales levels.

The Company’s backlog of orders was $85.2 million at September 30, 2009 compared to $128.3 million a year ago and $107.8 million at December 31, 2008, with the largest decline from the power generation market. The backlog increased 3% during the quarter from $82.9 million at June 30, 2009. Continued economic uncertainty facing most companies and municipalities has caused some orders to be deferred.

The Company’s balance sheet remains strong through this period of reduced sales and earnings. The Company generated $43.9 million in operating cash flow during the first nine months of 2009, primarily due to net income and lower inventory and accounts receivable balances. Capital expenditures totaling $51.7 million for the previously announced consolidation of the Mansfield, Ohio facilities have been incurred as of September 30, 2009, of which $28.3 million has been incurred in 2009. During the quarter $8.0 million was borrowed under an unsecured loan agreement to partially finance this construction project which is expected to be completed by the end of 2009.

Jeffrey S. Gorman, President and CEO said, “As we move into the fourth quarter, some indicators appear to show the beginning of improvement in the general economy, but we have yet to see a clear indication of a sustained recovery in the capital goods sector. Despite the effects of the sluggish economy, we are pleased that our team’s ongoing financial and operational initiatives have continued to make a positive impact on our profitability. We are very proud that the Company was recognized as Exporter of the Year by the Ohio Department of Development as we continue to emphasize expanding international sales.”

Exhibit 99

Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.

For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$64,096	$84,188	$204,039	$249,653
Cost of products sold	47,996	64,016	156,804	189,231

Gross profit	16,100	20,172	47,235	60,422

Selling, general and administrative expenses	8,373	9,140	26,151	27,995

Operating income	7,727	11,032	21,084	32,427

Other income (expense) — net	78	377	791	1,803

Income before income taxes	7,805	11,409	21,875	34,230
Income taxes	2,628	4,024	7,325	11,798

Net income	$5,177	$7,385	$14,550	$22,432

Basic and diluted earnings per share	$0.31	$0.44	$0.87	$1.34

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	September 30,	December 31,
	2009	2008
Assets
Cash and short-term investments	$55,736	$23,793
Accounts receivable — net	39,371	48,200
Inventories	43,961	56,881
Deferred income taxes and other current assets	4,423	5,392

Total current assets	143,491	134,266

Property, plant and equipment — net	108,488	80,406

Deferred income taxes and other assets	15,562	16,866

Total assets	$267,541	$231,538

Liabilities and shareholders’ equity

Accounts payable	$10,981	$15,878
Short-term debt	24,806	—
Accrued liabilities and expenses	24,202	19,691

Total current liabilities	59,989	35,569

Deferred and other long-term income taxes	1,329	1,322
Retirement benefits	9,186	11,421
Postretirement benefits	24,994	24,020

The Gorman-Rupp Company shareholders’ equity	171,340	158,588
Noncontrolling interest	703	618

Total shareholders’ equity	172,043	159,206

Total liabilities and shareholders’ equity	$267,541	$231,538

Shares outstanding	16,710,535	16,707,535